Exhibit 99.1

FINAL:  FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES 2017 FIRST QUARTER RESULTS AND
INTRODUCES Q2 GUIDANCE

~ GAAP Operating Results Improved by $1.5 Million Compared to Last Year ~

~ Non-GAAP Operating Results Improved by $3.1 Million Compared to Last Year ~

~ Gross Profit Margin Improves by 300 Basis Points to Highest Level Since 2008 ~

~ Cash On-Hand of $75 Million, or $1.19 Per Share ~

New York, New York — May 18, 2017 — New York & Company, Inc. [NYSE:NWY], a specialty women’s apparel chain with 463 retail stores, today announced results for the first quarter ended April 29, 2017.

Gregory Scott, New York & Company’s CEO stated: “Our first quarter top and bottom-line results were in line with our guidance, and were highlighted by the continued success of our celebrity collaborations, a double-digit percentage increase in eCommerce sales and strong gross margin expansion to its highest level in the first quarter since 2008. As we expand on our high-growth celebrity collaborations, we are excited about our multi-year partnership with Gabrielle Union, who will be the face of our 7th Avenue Design Studio and will launch her own collection in the third quarter of this year. While we saw a soft start to the quarter due to reduced mall traffic, we saw comparable store sales significantly improve for the combined March and April period. Moreover, for the quarter we recorded our highest ever average unit retail, demonstrating the increasing strength of the New York and Company brand.”

“While the apparel retail sector remains challenging with traffic declines and a highly promotional environment, we remain committed to accelerating even greater success in the proven high-growth segments of celebrity partnerships, sub-brands and eCommerce. We expect that the continued execution of our strategies will drive increased sales productivity and profitability in this fiscal year and enhance value for our shareholders.”

First Quarter Fiscal Year 2017 Results (13-weeks ended April 29, 2017 compared to the 13-weeks ended April 30, 2016):

•                  Net sales were $209.9 million, decreasing 2.9% as compared to $216.0 million in the prior year, reflecting growth in eCommerce, offset by decreases in brick-and-mortar stores due to the combination of lower store count (463 this year versus 488 last year) and decreased comparable store sales.

•                  Comparable store sales decreased 0.7%, reflecting double-digit percentage growth in eCommerce offset by decreases in comparable store sales in brick-and-mortar stores due to traffic declines.

•                  Gross profit as a percentage of net sales increased 300 basis points to 30.7% versus the fiscal year 2016 first quarter gross profit percentage of 27.7%, reflecting the highest gross margin rate achieved in the first quarter since 2008. This increase during 2017 reflects benefits from our ongoing business re-engineering program (Project Excellence), which resulted in a 200 basis point increase in product margins, comprised of $5.7 million of benefits from our new private label credit card agreement and improved product markups, partially offset by a 30 basis point increase in other cost of goods sold related largely to a $1.2 million increase in shipping costs associated with the significant growth in the Company’s eCommerce sales. In addition, as reported in prior filings with the Securities and Exchange Commission, the Company’s cost of sales includes buying expenses and all store related occupancy costs. During the quarter, the Company improved the leverage of its buying and occupancy costs by 130 basis points, resulting in a $2.7 million contribution to gross profit, due primarily to the continued success of our ongoing rent negotiation efforts.

•                  Selling, general and administrative expenses were $68.3 million, as compared to $65.3 million in the prior year period. Excluding non-operating charges of $1.0 million resulting from certain consulting services and legal costs, the non-GAAP selling, general and administrative expenses were $67.2 million. The main drivers in this non-GAAP increase of $2.0 million were the following:

•                  Shift of $1.0 million in benefits from the Company’s new private label credit card agreement to revenue, as compared to the prior year which reflected benefits under the previous private label credit card agreement as a reduction of marketing expense;

•                  Investments of $1.2 million in marketing to drive the double-digit percentage increase in eCommerce sales, the expansion of our successful celebrity collaborations and investments in private label credit card program to drive continued growth in this important segment of our customer base;

•                  Increase of $0.8 million in eCommerce expenses largely due to increases in fulfillment  costs to support the significant increase in eCommerce sales; and

•                  Partially offset by a $1.3 million decrease in compensation expense resulting from a reduction in store payroll and a decrease in executive share-based compensation expense.

•                  GAAP operating results narrowed to a loss of $3.9 million, as compared to the prior year’s first quarter GAAP operating loss of $5.4 million. Excluding $1.6 million of non-operating charges, the non-GAAP adjusted operating loss in the current year’s first quarter was $2.3 million. There were no non-operating charges during the three months ended April 30, 2016.

•                  GAAP net loss for the first quarter of fiscal year 2017 was $4.2 million, or a loss of $0.07 per diluted share. This compares to the prior year’s GAAP net loss of $5.7 million, or a loss of $0.09 per diluted share. Excluding $1.6 million of non-operating charges, the current year’s first quarter non-GAAP adjusted net loss was $2.7 million, or a loss of $0.04 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 4 of this press release, which delineates the non-operating charges for the three months ended April 29, 2017. There were no non-GAAP adjustments during the three months ended April 30, 2016. GAAP is defined as Generally Accepted Accounting Principles.

•                  Total quarter-end inventory decreased 6.4%, as compared to the end of last year’s first quarter, due to the lower store count combined with decreased levels of in-store inventory, partially offset by higher levels of inventory in-transit and increased levels of eCommerce inventory.

•                  Capital spending for the first quarter of fiscal year 2017 was $2.1 million, as compared to $1.9 million in last year’s first quarter, primarily reflecting investments to remodel and refresh existing real estate, investments for five new stores with short-term leases under attractive terms and investments in the Company’s information technology infrastructure to support its growing omni-channel business.

•                  The Company opened 5 New York & Company stores and 1 new Outlet store, remodeled/refreshed 3 New York & Company stores, and closed 8 New York & Company stores and 1 Outlet store during the first quarter, ending the first quarter with 463 stores, including 123 Outlet stores and 2.3 million selling square feet in operation.

•                  The Company ended the quarter with $75.3 million of cash on-hand, representing approximately $1.19 in cash per share and approximately $1.00 in cash per share, net of debt. The Company had no outstanding borrowings under its revolving credit facility.

Share Repurchase Activity:

•                  During the first quarter, the Company repurchased 218,524 shares of its common stock and has repurchased a total of 695,169 shares under its existing share repurchase program. As of the end of the first quarter, the Company had approximately $3.5 million of total availability remaining under the Company’s share repurchase program. Any future share repurchases are expected to be funded using the Company’s available cash.

Outlook:

Regarding expectations for the second quarter of fiscal year 2017, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to be flat to down in the low single-digit percentage range.

•                  Gross margin is expected to be up 250 to 300 basis points from the prior year’s second quarter rate reflecting continued benefits from Project Excellence through increased royalties, reductions in product costs, agent expenses and occupancy costs, partially offset by increased shipping costs associated with the significant growth in the omni-channel business.

•                  Selling, general and administrative expenses are expected to increase $3 million to $4 million as compared to the prior year’s second quarter, reflecting the elimination of marketing credits earned under the old private label credit card agreement which have been replaced by royalty payments under the new agreement and reported as revenue, increased eCommerce fulfillment costs due to the expected increase in sales, and investment in marketing, including the recent private label credit card relaunch, increases in digital marketing and increases in celebrity collaborations, all of which are in an effort to drive top line sales.

•                  For the second quarter of fiscal year 2017 we are expecting approximately $1 million to $3 million in operating income, as compared to operating income of $1.3 million in the prior year, resulting in anticipated diluted earnings per share in the range of $0.01 to $0.04.

Additional Outlook:

•                  Total inventory at the end of the second quarter is expected to decrease slightly over the prior year second quarter.

•                  The Company continues to be very aggressive in its rationalization of its real estate portfolio in an effort to reduce occupancy costs and maximize profitability per selling square foot. These efforts include maintaining a highly flexible real estate portfolio with approximately 227 stores, or 50% of its leases expiring in less than 12 months, and 293 stores, or more than 60% in less than 2 years.

•                  Capital expenditures for the second quarter of fiscal year 2017 are projected to be between $6 million and $8 million, as compared to $7.4 million of capital expenditures in the second quarter of last year.

•                  Depreciation expense for the second quarter of fiscal year 2017 is estimated to be approximately $6 million.

•                  During the second quarter, the Company expects to open 1 New York & Company store and 2 Outlet stores, remodel/refresh 3 New York & Company stores, and close 5 New York & Company stores, ending the second quarter of fiscal year 2017 with 461 stores, including 125 Outlet stores.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store and private label credit card royalties and related revenue are included in comparable store sales.

Conference Call Information

A conference call to discuss first quarter of fiscal year 2017 results is scheduled for today, Thursday, May 18, 2017 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 397-5338 and reference conference ID number 8632153 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on May 18, 2017 until 11:59 p.m. Eastern Time on May 25, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 8632153.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing fashion that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York &

Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com. The Company operates 463 stores in 39 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended April 29, 2017	% of net sales	Three months ended April 30, 2016	% of net sales
Net sales	$209,857	100.0%	$216,038	100.0%

Cost of goods sold, buying and occupancy costs	145,435	69.3%	156,151	72.3%

Gross profit	64,422	30.7%	59,887	27.7%

Selling, general and administrative expenses	68,274	32.5%	65,285	30.2%

Operating loss	(3,852)	(1.8)%	(5,398)	(2.5)%

Interest expense, net of interest income	279	0.1%	297	0.1%

Loss before income taxes	(4,131)	(1.9)%	(5,695)	(2.6)%

Provision for income taxes	116	0.1%	21	—%

Net loss	$(4,247)	(2.0)%	$(5,716)	(2.6)%

Basic loss per share	$(0.07)		$(0.09)

Diluted loss per share	$(0.07)		$(0.09)

Weighted average shares outstanding:
Basic shares of common stock	63,181		63,277
Diluted shares of common stock	63,181		63,277

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales decrease	(0.7)%	(2.3)%
Net sales per average selling square foot (a)	$89	$86
Net sales per average store (b)	$452	$442
Average selling square footage per store (c)	5,033	5,112
Ending store count	463	488

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	April 29, 2017	January 28, 2017*	April 30, 2016
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,292	$88,369	$47,628
Accounts receivable	16,873	11,837	17,011
Income taxes receivable	115	144	47
Inventories, net	96,194	78,044	102,764
Prepaid expenses	17,777	18,746	18,998
Other current assets	1,516	824	831
Total current assets	207,767	197,964	187,279

Property and equipment, net	83,146	87,070	86,136
Intangible assets	14,879	14,879	14,879
Other assets	1,563	1,675	1,966
Total assets	$307,355	$301,588	$290,260
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$841	$841
Accounts payable	83,496	68,068	91,158
Accrued expenses	66,070	69,294	55,388
Income taxes payable	66	174	63
Total current liabilities	150,473	138,377	147,450

Long-term debt, net of current portion	11,275	11,485	12,115
Deferred rent	29,554	30,039	33,131
Other liabilities	40,977	42,518	8,246
Total liabilities	232,279	222,419	200,942

Total stockholders’ equity	75,076	79,169	89,318
Total liabilities and stockholders’ equity	$307,355	$301,588	$290,260

*           Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Three months ended April 29, 2017	Three months ended April 30, 2016

Operating activities
Net loss	$(4,247)	$(5,716)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,732	5,863
Loss from impairment charges	288	—
Amortization of deferred financing costs	48	47
Share-based compensation expense	501	1,107
Changes in operating assets and liabilities:
Accounts receivable	(5,036)	(8,803)
Income taxes receivable	29	—
Inventories, net	(18,150)	(14,987)
Prepaid expenses	969	444
Accounts payable	15,428	8,933
Accrued expenses	(3,239)	2,664
Income taxes payable	(108)	(176)
Deferred rent	(485)	(1,220)
Other assets and liabilities	(1,613)	270
Net cash used in operating activities	(9,883)	(11,574)

Investing activities
Capital expenditures	(2,096)	(1,869)
Net cash used in investing activities	(2,096)	(1,869)

Financing activities
Repayment of long-term debt	(250)	(250)
Repurchase of treasury stock	(416)	—
Proceeds from exercise of stock options	—	120
Shares withheld for payment of employee payroll taxes	(23)	(73)
Principal payments on capital lease obligations	(409)	(158)
Net cash used in financing activities	(1,098)	(361)

Net decrease in cash and cash equivalents	(13,077)	(13,804)
Cash and cash equivalents at beginning of period	88,369	61,432
Cash and cash equivalents at end of period	$75,292	$47,628
Non-cash capital lease transactions	$—	$1,299

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the three months ended April 29, 2017 is indicated below. There were no non-GAAP adjustments for the three months ended April 30, 2016. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended April 29, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share
GAAP as reported	$145,435	$64,422	$68,274	$(3,852)	$(4,247)	$(0.07)
Adjustments affecting comparability
Certain severance expenses	548	548	—	548	548
Consulting expense	—	—	562	562	562
Legal settlement fees (trademark infringement case)	—	—	470	470	470
Total adjustments (1)	548	548	1,032	1,580	1,580	0.03
Non-GAAP as adjusted	$144,887	$64,970	$67,242	$(2,272)	$(2,667)	$(0.04)

(1)  The tax effect of $1.6 million of expenses is offset by a full valuation allowance against deferred tax assets.